Exhibit 99.1
Bookham Announces Fourth Quarter
And Fiscal Year 2006 Financial Results
SAN JOSE, Calif., — August 3, 2006 — Bookham, Inc. (Nasdaq: BKHM), a leading provider of optical components, modules and subsystems, today announced financial results for its fourth quarter and fiscal year 2006, ended July 1, 2006.
Revenue in the fourth quarter of fiscal 2006 was $55.0 million, compared with $53.4 million in the third quarter of fiscal 2006 and $61.0 million in the fourth quarter of fiscal 2005. Revenue from customers other than Nortel increased 25 percent sequentially to $36.5 million from $29.3 million last quarter. Revenue from Nortel in the fourth quarter declined as previously forecast to $18.5 million compared with $24.1 million in the prior quarter.
Under generally accepted accounting principles (GAAP), gross margin in the fourth quarter was 9 percent. This compares with gross margin of 11 percent in the third quarter and gross margin of 19 percent in the same period a year ago.
GAAP net loss in the fourth quarter was $27.0 million, or a net loss of $0.47 per share. Included in fourth quarter GAAP net loss are restructuring charges of approximately $5.2 million. Fourth quarter GAAP net loss compares with a GAAP net loss of $48.0 million, or $0.90 per share, in the third quarter and a GAAP net loss of $39.0 million, or $1.16 per share, in the fourth quarter of fiscal 2005.
Bookham provides certain supplemental non-GAAP financial measures, including non-GAAP net loss excluding non-cash stock-based compensation, charges such as impairment and restructuring, litigation settlement/recovery, early debt extinguishment, and acquired in-process research and development, along with a measure of Adjusted EBITDA, that also excludes these charges, to provide investors with the opportunity to use the same financial metrics as management to evaluate the Company’s performance. Bookham also believes these non-GAAP measures enhance the comparability and transparency of results for the period. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. A reconciliation table of GAAP to non-GAAP measures is included in the financial tables section of this release, and further discussion of these measures is also included later in this release.
Fourth quarter non-GAAP net loss was $20.9 million, or a net loss of $0.37 per share. This compares with a non-GAAP net loss of $17.9 million, or $0.34 per share in the third quarter. Fourth quarter fiscal 2005 non-GAAP net loss was $18.0 million, or $0.54 per share. Please see additional information in the section “Non-GAAP Financial Measures” below.
Fourth quarter Adjusted EBITDA was negative $13.4 million, compared with negative Adjusted EBITDA of $11.5 million in the third quarter and negative Adjusted EBITDA of $9.5 million in the fourth quarter of fiscal 2005. Adjusted EBITDA is calculated as net loss excluding the impact of taxes, net interest income/expense, net foreign currency translation gain/loss, depreciation and amortization, as well as restructuring, impairment, non-cash compensation related to stock and options, and certain other one-time charges and credits specifically identified where applicable, including the litigation settlement and early debt extinguishment. Please see additional information in the section “Non-GAAP Financial Measures” below.
Cash, cash equivalents and restricted cash at the end of the fourth quarter were $43.3 million, compared with $66.9 million at the end of the third quarter and $32.3 million at the end of the fourth quarter of fiscal 2005.

“Our fourth quarter revenue results reflect the ongoing success we are achieving in diversifying our customer mix,” said Dr. Giorgio Anania, president and chief executive officer of Bookham, Inc. “We increased revenue to telecom customers other than Nortel by approximately 30 percent sequentially, following a 14 percent sequential increase in the March quarter. In addition, Huawei became a 10 percent customer in the June quarter while Cisco was close to reaching 10 percent status. The customer growth more than compensated for the expected decline in Nortel revenue during the June quarter. In addition, our non-telecom revenue, which consists primarily of our New Focus and high-power laser businesses, grew 12 percent sequentially and accounted for about 19 percent of total revenue, up from 17 percent last quarter. A significant amount of the overall Bookham growth came from the strong traction we are obtaining with a range of new products we are introducing and which will be continuing to ramp in the first and second quarters of fiscal 2007.
“We are making good progress on the cost reduction plans we announced in May. Our lasers prototype line with associated engineering support will be transferring to our Shenzhen, China facility in the August to October timeframe, and our chip-on-carrier line will be starting up in Shenzhen in September with the move to be completed before year-end. We are also in the process of transferring a certain number of development, manufacturing support and administrative functions to Shenzhen to continue driving down our overhead cost structure. This will result in significant reductions in Western-world staff, especially in our Paignton, UK site, which will occur between the middle of August and November of this year,” said Dr. Anania.
“We initially expected these moves would result in quarterly cost savings of between $5 million and $6 million per quarter. We now expect cost savings of about $4 million per quarter in the December quarter with an additional $1.5 million to $2.5 million achieved by the March 2007 quarter,” added Dr. Anania.
“In a separate press release issued today, we announced the establishment of a $25 million line of credit,” said Dr. Anania. “This available credit facility provides us with additional flexibility to finance our ongoing restructuring and cost savings programs.”
Fiscal 2006 Financial Results
Net revenue for fiscal 2006 was $231.6 million, compared with $200.3 million in fiscal 2005. GAAP net loss for fiscal 2006 was $87.5 million, or a net loss of $1.87 per share. This compares with a GAAP net loss of $248.0 million, or a net loss of $7.43 per share in fiscal 2005.
“We achieved 16 percent revenue growth in fiscal 2006 and significantly improved our overall financial structure with the elimination of our long-term debt,” said Dr. Anania. “On the operations front, we extended our supply agreement with Nortel through calendar 2006 and completed the move of our assembly and test manufacturing to Shenzhen, which is already delivering better performance and substantial cost savings. In addition, we introduced several new products, including wideband tunable laser products, next generation high power 980 pumps, new optical amplifiers and extended temperature XFPs and SFP DWDM transceiver products, all of which, we believe, will be key to our revenue growth in fiscal 2007.”
Outlook and Guidance
“The market outlook for telecom optical components remains strong and as a key player in the telecom optical components space we are experiencing the benefits from this positive momentum,” said Dr. Anania. “We are seeing solid demand for our new products and believe this will translate into additional growth for these products over the next several quarters.”
The following forecasts are based on current expectations. These statements are forward looking, and actual results may differ materially. Please see the Safe Harbor statement in this release for a description of certain important risk factors that could cause actual results to differ, and refer to Bookham’s annual and quarterly reports on file with the Securities and Exchange Commission

(SEC) for a more complete description of the risks. Furthermore, our outlook excludes items that may be required by GAAP such as restructuring and related costs, acquisition or disposal related costs, impairments of goodwill and other long-lived assets for which the likelihood and amounts are not determinable at this time, extraordinary items, as well as the expensing of stock options and restricted stock grants under SFAS 123R.
For the first quarter of fiscal 2007, ending September 30, 2006, the Company expects:
•	Revenue will be in the range of $55 million to $58 million

•	Gross margin will be in the range of 10 percent to 15 percent

•	Adjusted EBITDA will be in the range of negative $8 million to negative $12 million
Conference Call
Bookham is scheduled to hold a conference call to discuss its fourth quarter and fiscal 2006 financial results today at 8:30 a.m. ET/5:30 a.m. PT. To access the call, dial 1-973-582-2741. A live webcast of the call will also be available via the Investors section of the Company’s website at www.bookham.com.
A replay of the conference call will be available through August 17, 2006. To access the replay, dial 1-973-341-3080. The conference code for the replay is 7616902.
About Bookham
Bookham, Inc. is a global leader in the design, manufacture and marketing of optical components, modules and subsystems. The Company’s optical components, modules and subsystems are used in various applications and industries, including telecommunications, data communications, aerospace, industrial and military. Since 2002, the Company has acquired the optical components businesses from Nortel Networks and Marconi, as well as Ignis Optics, Inc., the business of Cierra Photonics Inc., New Focus, Inc., Onetta, Inc., and Avalon Photonics AG. The Company has manufacturing facilities in the UK, US, Canada, China and Switzerland; and offices in the US, UK, Canada, France and Italy and employs approximately 2000 people worldwide. More information on Bookham, Inc. is available at www.bookham.com
Bookham and all other Bookham, Inc. product names and slogans are trademarks or registered trademarks of Bookham, Inc. in the USA or other countries.
Safe Harbor Statement
Any statements in this announcement about the future expectations, plans or prospects of Bookham, including statements containing the words “believe”, “plan”, “anticipate”, “expect”, “estimate”, “will”, “ongoing” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including factors described in Bookham’s most recent quarterly report on Form 10-Q. These include continued demand for optical components, transfer of test and assembly operations to China, changes in inventory and product mix, no further degradation in the $/£ exchange rate and the continued ability of the Company to maintain requisite financial resources. The forward-looking statements included in this announcement represent Bookham’s view as of the date of this release. Bookham anticipates that subsequent events and developments may cause Bookham’s views to change. However, Bookham disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this document. Those forward-looking statements should not be relied upon as representing Bookham’s views as of any date subsequent to the date of this announcement.

Non-GAAP Financial Measures
The Company provides non-GAAP measures of net loss and Adjusted EBITDA as supplemental financial information regarding the Company’s operational performance.
Non-GAAP Net Loss
Non-GAAP net loss is calculated as net loss excluding the impact of impairment charges, restructuring costs, non-cash compensation related to stock and options granted to employees and directors, and certain other one-time charges and credits specifically identified where applicable. The Company evaluates its performance using, among other things, non-GAAP net loss in evaluating the Company’s historical and prospective operating financial performance, as well as its operating performance relative to its competitors. Specifically, management uses this non-GAAP measure to further understand the Company’s “core operating performance.” The Company believes its “core operating performance” represents the Company’s on-going performance in the ordinary course of its operations. Accordingly, management excludes from “core operating performance” those items, such as impairment charges, restructuring programs and costs relating to specific major projects which are non-recurring, as well as non-cash compensation related to stock and options. Management does not believe these items are reflective of the Company’s ongoing operations and accordingly excludes those items from non-GAAP net loss.
The Company believes that providing non-GAAP net loss to its investors, in addition to corresponding income statement measures, provides investors the benefit of viewing the Company’s performance using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and its results of operations may look in the future. The Company further believes that providing this information allows the Company’s investors greater transparency and a better understanding of the Company’s core financial performance. Additionally, non-GAAP net loss has historically been presented by the Company as a complement to net loss, thus increasing the consistency and comparability of the Company’s earnings releases. The non-GAAP adjustments, and the basis for excluding them, are discussed further below.
A pro-forma subtotal within the Company’s determination of non-GAAP net loss specifically excludes from the Company’s net loss the non-cash compensation related to stock and options granted to employees and directors under SFAS 123R — Share-Based Payment subsequent to the Company’s adoption of this accounting standard on July 3, 2005, and under APB 25 for earlier comparative periods. Management uses this non-GAAP information to compare this specific non-cash expense with similar expenses of competitors and other companies.
Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Non-GAAP net loss should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP net loss used by other companies. The GAAP measure most directly comparable to non-GAAP net loss is net loss. A reconciliation of non-GAAP net loss to net loss is set forth in the schedules below.
Adjusted EBITDA
Adjusted EBITDA is calculated as net loss excluding the impact of taxes, net interest income/expense, depreciation and amortization, net foreign currency translation gains/losses, as well as restructuring, impairment, non-cash compensation related to stock and options, and certain other one-time charges and credits related to early extinguishment of debt and amounts related to settlement of certain litigation. The Company uses Adjusted EBITDA in evaluating the Company’s historical and prospective cash usage, as well as its cash usage relative to its competitors. Specifically, management uses this non-GAAP measure to further understand and analyze the cash used in/generated from the Company’s core operations. The Company believes that by excluding these non-cash and non-recurring charges, more accurate expectations of our future cash needs can be assessed in addition to providing a better understanding of the actual cash used in or generated from core operations for the periods presented. Management does not believe the excluded items are reflective of the Company’s ongoing operations and accordingly excludes those items from Adjusted EBITDA. The Company believes that providing Adjusted EBITDA to its investors, in addition to corresponding GAAP cash flow measures, provides investors the benefit of viewing the Company’s performance using the same financial metrics that the management team uses in making many key decisions that impact the Company’s cash position and understanding how the cash position may look in the future. The Company further believes that providing this information allows the Company’s investors greater transparency and a better understanding of the Company’s core cash position. Furthermore, similar non-GAAP measures have historically been presented by the Company as a complement to its GAAP presentation. The non-GAAP adjustments, and the basis for excluding them, are discussed further below.
Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Adjusted EBITDA should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies. The GAAP measure most directly comparable to Adjusted EBITDA is net loss. A reconciliation of Adjusted EBITDA to GAAP net loss is set forth in the financial schedules section below.
Impairment of Goodwill, Intangibles and other Long-lived Assets
GAAP requires the Company to compare the fair value of its long-lived assets to their carrying amount on the Company’s financial statements. If the carrying amount is greater than its fair value, then an impairment must be recognized in the GAAP presentation, and included as a charge to earnings in the statement of operations. In particular this is the case regarding businesses acquired by the Company. If the carrying amount of the acquired businesses, including recorded goodwill, is greater than its fair value, then an impairment of the goodwill must be recognized in the GAAP presentation, and included as a charge to earnings in the Company’s statement of operations. The Company excludes the impairment of long-lived assets, for the purposes of calculating non-GAAP net loss and Adjusted EBITDA, when it evaluates the continuing core operational performance of the Company. The Company believes that these items do not reflect expected future operating expenses nor does the Company believe that they provide a meaningful evaluation of current versus past core operational performance.
Restructuring Activities
The Company has incurred expenses, which are included in its GAAP statement of operations, primarily due to the write-down of certain property and equipment that has been identified for disposal, workforce related charges such as retention bonuses, severance, benefits and employee relocation costs related to formal restructuring plans, termination costs and building costs for facilities not required for ongoing operations, and costs related to the relocation of certain facilities and equipment from buildings which the Company has disposed of or plans to dispose of. The Company excludes these items, for the purposes of calculating non-GAAP net loss and Adjusted EBITDA, when it evaluates the continuing operational performance of the Company. The Company does not believe that these items reflect expected future operating expenses nor does it believe that they provide a meaningful evaluation of current versus past core operational performance.
Early Extinguishment of Debt

The Company has recorded an expense related to the extinguishment of its debt, which is included in its GAAP statement of operations. The Company excludes this item, for the purposes of calculating non-GAAP net loss and Adjusted EBITDA, when it evaluates the continuing performance of the Company. The Company does not believe that this item reflects expected future expenses nor does it believe that it provides a meaningful evaluation of current versus past core operational performance.
Legal Settlement/Recovery
The Company has recorded an expense related to the settlement of an on-going litigation, net of insurance recoveries, which is included in its GAAP statement of operations. The Company excludes this item, for the purposes of calculating non-GAAP net loss and Adjusted EBITDA, when it evaluates the continuing performance of the Company. The Company does not believe that this item reflects expected future expenses nor does it believe that it provides a meaningful evaluation of current versus past core operational performance.
Foreign Currency Translation Gains/Losses
The Company records gains and losses related to the translation of intercompany balances denominated in currencies other than the functional currencies of the local legal entities, and the translation of certain other ending balance sheet accounts denominated in currencies other than the function currencies of the local legal entities. The Company excludes this item, for the purposes of calculating Adjusted EBIDTA, when it evaluates the cash usage and prospective cash usage of the Company. Management does not believe this excluded item is reflective of its ongoing operations.
Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Non-GAAP measures should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies. The GAAP measure most directly comparable to non-GAAP net loss is net loss. The GAAP measure most directly comparable to Adjusted EBITDA is net loss. A reconciliation of each of these non-GAAP financial measures to GAAP information is set forth below.
Contacts:
Bookham, Inc.
Jim Fanucchi
Summit IR Group Inc.
+1 408 404-5400
ir@bookham.com
Steve Abely
Chief Financial Officer
+1 408 383-1400
ir@bookham.com

BOOKHAM, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	July 1, 2006	July 2, 2005

	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$37,750	$24,934
Restricted cash	1,428	3,260
Accounts receivable, net	26,280	20,257
Amounts due from related parties, net	7,499	7,262
Inventories	53,860	53,192
Prepaid expenses and other current assets	11,436	11,190
Assets held for resale	—	13,694

Total current assets	138,253	133,789
Long-term restricted cash	4,119	4,119
Goodwill	8,881	6,260
Other intangible assets, net	19,667	28,010
Property and equipment, net	52,163	64,156
Other assets	455	1,552

Total assets	$223,538	$237,886

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$26,143	$31,334
Amounts owed to related parties	—	774
Accrued expenses and other liabilities	37,337	38,477

Total current liabilities	63,480	70,585
Deferred gain on sale leaseback	19,928	—
Notes payable to related party	—	45,861
Convertible debentures	—	19,140
Other long-term liabilities	4,989	11,232

Total liabilities	88,397	146,818

Stockholders’ equity:
Common stock	580	338
Additional paid-in capital	1,053,626	925,677
Deferred compensation	—	(808)
Accumulated other comprehensive income	35,460	32,889
Accumulated deficit	(954,525)	(867,028)

Total stockholders’ equity	135,141	91,068

Total liabilities and stockholders’ equity	$223,538	$237,886

BOOKHAM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	July 1, 2006	April 1, 2006

Net revenues	$54,993	$53,360
Cost of revenues	50,281	47,561

Gross profit	4,712	5,799

Operating expenses:
Research and development	11,264	10,914
Selling, general and administrative	12,858	13,204
Amortization of intangible	2,494	2,326
Restructuring charges	5,188	2,441
Impairment of intangible & other long-lived assets	1,192	—
Acquired in-process research and development	—	118
Gain on sale of property and equipment	(124)	(313)
Legal settlement/(recovery)	(2,153)	7,150

Total operating expenses	30,719	35,840

Operating loss	(26,007)	(30,041)
Early extinguishment of debt	—	(18,592)
Other income/(expense), net	(979)	621

Loss before income taxes	(26,986)	(48,012)
Provision for income taxes	3	(36)

Net loss	$(26,983)	$(48,048)

Basic and diluted loss per share:
Net loss per share	$(0.47)	$(0.90)

Weighted average shares of common stock outstanding (basic and diluted)	56,917	53,246

Stock based compensation included in the following:
Cost of sales	$200	$344
Research and development	482	455
Selling, general and administrative	922	1,048

Total	$1,604	$1,847

BOOKHAM, INC.
RECONCILIATION OF GAAP NET LOSS TO CERTAIN NON-GAAP MEASURES
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended

	July 1, 2006		April 1, 2006
	Net Loss	Adjusted EBIDTA	Net Loss	Adjusted EBIDTA

GAAP net loss	$(26,983)	$(26,983)	$(48,048)	$(48,048)
Stock compensation	1,604	1,604	1,847	1,847

Pro forma	(25,379)	(25,379)	(46,201)	(46,201)

Adjustments:
Depreciation expense	—	4,117	—	4,875
Amortization expense	—	2,494	—	2,326
Income taxes, net	(3)	(3)	36	36
Interest (income)/expense, net	—	(243)	—	(17)
Foreign currency (gains)/losses, net	—	1,102	—	(771)
Restructuring charges	5,188	5,188	2,441	2,441
Acquired in-process research and development	—	—	118	118
Impairment of intangibles & other long-lived assets	1,191	1,191	—	—
Early extinguishment of debt	250	250	18,592	18,592
Legal settlement/(recovery)	(2,153)	(2,153)	7,150	7,150

Non-GAAP measures	$(20,906)	$(13,436)	$(17,864)	$(11,451)

Non-GAAP measures per share (basic and diluted)	$(0.37)	$(0.24)	$(0.34)	$(0.22)

Weighted average shares of common stock outstanding (basic and diluted)	56,917	56,917	53,246	53,246